Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS SECOND-QUARTER 2011 NET INCOME OF
$5.4 BILLION, OR $1.27 PER SHARE

REVENUE1 OF $27.4 BILLION, UP 7% OVER PRIOR YEAR,
UP 6% OVER PRIOR QUARTER
•	Investment Bank reported strong earnings and solid client flows; #1 ranking for Global Investment Banking Fees year-to-date

•	Commercial Banking reported record revenue and continued loan growth

•	Solid performance across most other businesses

•	Fortress balance sheet maintained: Basel I Tier 1 Common[1] of $121 billion, ratio of 10.1%; estimated Basel III Tier 1 Common[1] ratio of 7.6%; credit reserves at $29.1 billion, coverage ratio at 3.83% of total loans[1]

•	Second-quarter results included the following significant items:
-	$1.0 billion pretax ($0.15 per share after-tax) benefit from reduced loan loss reserves in Card Services

-	$837 million pretax ($0.12 per share after-tax) benefit from securities gains in Corporate

-	$1.0 billion pretax ($0.15 per share after-tax) expense for estimated costs of foreclosure-related matters in Retail Financial Services

-	$1.3 billion pretax ($0.19 per share after-tax) of additional litigation reserves, predominantly for mortgage-related matters, in Corporate
•	Over $990 billion in new and renewed credit provided to and capital raised for consumers, corporations, small businesses, municipalities and not-for-profits year-to-date; #1 Small Business Administration lender in the U.S.

•	Hired more than 10,000 employees year-to-date
New York, July 14, 2011 — JPMorgan Chase & Co. (NYSE: JPM) today reported second-quarter 2011 net income of $5.4 billion, compared with net income of $4.8 billion in the second quarter of 2010. Earnings per share were $1.27, compared with $1.09 in the second quarter of 2010.
Jamie Dimon, Chairman and Chief Executive Officer, commented: “Our second-quarter earnings reflected solid performance across most of our businesses. The Investment Bank delivered strong earnings across most products and maintained its #1 ranking in Global Investment Banking Fees. Commercial Banking reported record revenue and continued loan growth for the quarter. Retail Financial Services demonstrated good underlying performance in Retail Banking but continued to experience high losses for mortgage-related issues.”

Investor Contact: Lauren Tyler (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	Presented on a managed basis. For notes on managed basis and other non-GAAP measures, see page 13.

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Dimon continued: “We are pleased to report that our results for the quarter reflected continued improvement in credit trends across our consumer and wholesale portfolios. With respect to our credit card portfolio, delinquencies and net charge-offs improved, and we reduced loan loss reserves by $1.0 billion as estimated losses declined. We expect credit card net charge-offs to continue to improve next quarter as we approach a more normalized credit environment. Within our wholesale credit portfolio, credit trends appear to have normalized.”
“With respect to our mortgage portfolio, delinquency and net charge-off trends improved modestly compared with the prior quarter; however, net charge-offs remained high, and we expect credit losses to remain elevated. We have been working hard to fix our problems and address past mistakes. We have already incurred significant costs, charged-off substantial amounts and established significant reserves for mortgage-related issues. Unfortunately, it will take some time to resolve these issues and it is possible we will incur additional costs along the way. However, in time, these costs will normalize as well.”
Commenting on the Firm’s balance sheet, Dimon said: “We maintained our fortress balance sheet, ending the second quarter with a Basel I Tier 1 Common ratio of 10.1%. Our strong and growing capital base enabled us to buy back $3.5 billion of stock during the second quarter, and we will continue to buy back stock opportunistically. We estimate that our Basel III Tier 1 Common ratio was approximately 7.6% at the end of the second quarter. This level is well in excess of what is required today under existing rules and is greater than the level we expect will be required under the proposed rules for up to five years, including the additional buffer for global systemically important financial institutions. Our strong capital position and significant earnings power will allow us to actively grow our business and rapidly meet any proposed Basel III requirements as they are phased in. We intend to keep our capital ratios approximately where they are as we do not see a need to manage to higher ratios ahead of time.”
Dimon also remarked: “Through the recession, we have helped hospitals, school systems, banks, state governments, countries and central banks, and we will continue to do so. During the first six months of 2011, JPMorgan Chase provided credit to and raised capital of over $990 billion for our clients. We originated mortgages to more than 360,000 people; we provided credit cards to approximately 4.6 million people; we lent or increased credit to more than 16,800 small businesses; we lent to more than 800 not-for-profit and government entities, including states, municipalities, hospitals and universities; we extended or increased loan limits to approximately 3,000 middle-market companies; and we lent to or raised capital for more than 5,000 other corporations. We are the #1 Small Business Administration lender in the U.S., with more loans made than any other lender. In 2009 and 2010, we lent more than $7 billion and $10 billion, respectively, to small businesses, and we have committed to lend at least $12 billion more this year. We remain committed to helping homeowners and preventing foreclosures. Since the beginning of 2009, we have offered 1,177,000 trial modifications to struggling homeowners.”
Dimon concluded: “Looking forward, we continue to see substantial opportunities for the company. We are building our international presence, with more bankers, branches and products to serve our multinational clients where they want to be served. In the U.S., we are also investing in new branches and adding bankers and salespeople, expanding the reach of our consumer and wholesale businesses.”
In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13. The following discussion compares the second quarters of 2011 and 2010 unless otherwise noted.

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INVESTMENT BANK (IB)

Results for IB				1Q11		2Q10
($ millions)	2Q11	1Q11	2Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,314	$8,233	$6,332	($919)	(11)%	$982	16%
Provision for Credit Losses	(183)	(429)	(325)	246	57	142	44
Noninterest Expense	4,332	5,016	4,522	(684)	(14)	(190)	(4)
Net Income	$2,057	$2,370	$1,381	($313)	(13)%	$676	49%
Discussion of Results:
Net income was $2.1 billion, up 49% from the prior year, reflecting higher net revenue and lower noninterest expense, partially offset by a lower benefit from the provision for credit losses.
Net revenue was $7.3 billion, compared with $6.3 billion in the prior year. Investment banking fees were up 37% to $1.9 billion, consisting of debt underwriting fees of $866 million (up 24%), equity underwriting fees of $455 million (up 29%), and advisory fees of $601 million (up 69%). Fixed Income and Equity Markets revenue was $5.5 billion, compared with $4.6 billion in the prior year, reflecting solid client revenue. Credit Portfolio revenue was a loss of $111 million, primarily reflecting the negative net impact of credit-related valuation adjustments, largely offset by net interest income and fees on retained loans.
The provision for credit losses was a benefit of $183 million, compared with a benefit of $325 million in the prior year. The current-quarter benefit primarily reflected a reduction in the allowance for loan losses, largely due to net repayments. The ratio of the allowance for loan losses to end-of-period loans retained was 2.10%, compared with 3.98% in the prior year, driven by the improved quality of the loan portfolio. Net charge-offs were $7 million, compared with net charge-offs of $28 million in the prior year.
Noninterest expense was $4.3 billion, down 4% from the prior year. The decrease was driven by lower compensation expense. The prior-year results included the impact of the U.K. bonus tax.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)
•	Ranked #1 in Global Investment Banking Fees for the six months ended June 30, 2011.

•	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Syndicated Loans; #2 in Global Announced M&A; #2 in Global Long-Term Debt; and #3 in Global Equity and Equity-related, based on volume, for the six months ended June 30, 2011.

•	Return on equity was 21% on $40.0 billion of average allocated capital.

•	End-of-period total loans were $59.6 billion, up 4% from the prior year and 3% from the prior quarter.

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RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				1Q11		2Q10
($ millions)	2Q11	1Q11	2Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,976	$6,275	$7,809	$1,701	27%	$167	2%
Provision for Credit Losses	1,128	1,326	1,715	(198)	(15)	(587)	(34)
Noninterest Expense	5,637	5,262	4,281	375	7	1,356	32
Net Income/(Loss)	$582	($208)	$1,042	$790	NM	($460)	(44%)
Discussion of Results:
Net income was $582 million, compared with $1.0 billion in the prior year.
Net revenue was $8.0 billion, an increase of $167 million, or 2%, compared with the prior year. Net interest income was $4.6 billion, down by $246 million, or 5%, reflecting the impact of lower loan balances due to portfolio runoff, largely offset by an increase in deposit balances. Noninterest revenue was $3.4 billion, up by $413 million, or 14%, driven by higher mortgage fees and related income, debit card income, deposit-related fees and investment sales revenue.
The provision for credit losses was $1.1 billion, a decrease of $587 million from the prior year and $198 million from the prior quarter. While delinquency trends and net charge-offs have modestly improved compared with both prior periods, the current-quarter provision continued to reflect elevated losses in the mortgage and home equity portfolios. Home equity net charge-offs were $592 million (2.83% net charge-off rate1), compared with $796 million (3.32% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $156 million (5.85% net charge-off rate1), compared with $282 million (8.63% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $196 million (1.28% net charge-off rate1), compared with $286 million (1.69% net charge-off rate1). The allowance for loan losses to end-of-period loans retained, excluding purchased credit-impaired loans, was 4.90%, compared with 5.26% in the prior year and 4.84% in the prior quarter.
Noninterest expense was $5.6 billion, an increase of $1.4 billion, or 32%, from the prior year, driven by elevated foreclosure and default-related costs, including $1.0 billion for estimated costs of foreclosure-related matters.
Retail Banking reported net income of $1.1 billion, an increase of $188 million, or 21%, compared with the prior year.
Net revenue was $4.6 billion, up 5% from the prior year. Net interest income was $2.7 billion, flat to the prior year, as the impact from higher deposit balances was offset predominantly by the effect of lower deposit spreads. Noninterest revenue was $1.9 billion, an increase of 12%, driven by higher debit card revenue, deposit-related fees and investment sales revenue.
The provision for credit losses was $42 million, compared with $168 million in the prior year. Net charge-offs were $117 million (2.74% net charge-off rate), compared with $168 million (4.04% net charge-off rate) in the prior year.
Noninterest expense was $2.7 billion, up 3% from the prior year, due to sales force increases and new branch builds.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Checking accounts totaled 26.3 million, flat compared with the prior year and down 1% from the prior quarter, driven by attrition of inactive and low-balance WaMu Free Checking accounts following their conversion.

•	Average total deposits were $356.4 billion, up 6% from the prior year and 2% from the prior quarter.

•	Deposit margin was 2.87%, compared with 3.05% in the prior year and 2.92% in the prior quarter.

•	End-of-period Business Banking loans were $17.1 billion, up 3% from the prior year and 1% from the prior quarter; originations were $1.6 billion, up 29% from the prior year and 10% from the prior quarter.

•	Branch sales of credit cards were down 20% from the prior year and up 1% from the prior quarter.

•	Branch sales of investment products increased 10% from the prior year and decreased 4% from the prior quarter.

•	Number of branches was 5,340, up 4% from the prior year and 1% from the prior quarter.
Mortgage Banking, Auto & Other Consumer Lending reported a net loss of $454 million, compared with net income of $364 million in the prior year.
Net revenue was $2.2 billion, an increase of $117 million, or 6%, from the prior year. Mortgage Banking net revenue was $1.3 billion, compared with net revenue of $1.2 billion in the prior year. Auto & Other Consumer Lending net revenue was $835 million, down by $15 million.
Mortgage Banking net revenue included $1.1 billion for mortgage fees and related income, $124 million of net interest income and $106 million of other noninterest revenue. Mortgage fees and related income comprised $544 million of net production revenue, $533 million of servicing operating revenue and $23 million of MSR risk management revenue. Production revenue, excluding repurchase losses, was $767 million, an increase of $91 million, reflecting wider margins. Total production revenue was reduced by $223 million of repurchase losses, compared with repurchase losses of $667 million in the prior year. Servicing operating revenue declined 6% from the prior year, due to run-off of the servicing portfolio, and increased 9% from the prior quarter, reflecting lower amortization of the MSR asset. MSR risk management revenue declined by $288 million from the prior year.
The provision for credit losses, predominantly related to the student and auto loan portfolios, was $132 million, compared with $175 million in the prior year. Auto loan net charge-offs were $19 million (0.16% net charge-off rate), compared with $58 million (0.49% net charge-off rate) in the prior year. Student loan and other net charge-offs were $135 million (3.84% net charge-off rate), compared with $150 million (4.04% net charge-off rate) in the prior year.
Noninterest expense was $2.6 billion, up by $1.3 billion from the prior year. The increase was driven by $1.0 billion for estimated costs of foreclosure-related matters, as well as an increase in default-related expense for the serviced portfolio.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Mortgage loan originations were $34.0 billion, up 6% from the prior year and down 6% from the prior quarter.

•	Total third-party mortgage loans serviced were $940.8 billion, down 11% from the prior year and 1% from the prior quarter.

•	Average auto loans were $47.0 billion, down 1% from both the prior year and the prior quarter; originations were $5.4 billion, down 7% from the prior year and up 13% from the prior quarter.
Real Estate Portfolios reported a net loss of $66 million, compared with a net loss of $236 million in the prior year. The improvement was driven by a lower provision for credit losses, partially offset by lower net revenue.
Net revenue was $1.2 billion, down by $148 million, or 11%, from the prior year. The decrease was driven by a decline in net interest income as a result of lower loan balances due to portfolio runoff, largely offset by wider loan spreads.
The provision for credit losses was $954 million, compared with $1.4 billion in the prior year. The current-quarter provision reflected a $418 million reduction in net charge-offs, driven by a modest improvement in delinquency trends. (For further detail, see the RFS discussion of the provision for credit losses, above.)
Noninterest expense was $371 million, down by $34 million, or 8%, from the prior year, reflecting a decrease in foreclosed asset expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Average mortgage loans were $104.4 billion, down by $15.3 billion.

•	Average home equity loans were $107.7 billion, down by $14.3 billion.
CARD SERVICES (CS)

Results for CS				1Q11		2Q10
($ millions)	2Q11	1Q11	2Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,927	$3,982	$4,217	($55)	(1)%	($290)	(7)%
Provision for Credit Losses	810	226	2,221	584	258	(1,411)	(64)
Noninterest Expense	1,622	1,555	1,436	67	4	186	13
Net Income	$911	$1,343	$343	($432)	(32)%	$568	166%
Discussion of Results:
Net income was $911 million, compared with $343 million in the prior year. The improved results were driven by a lower provision for credit losses, partially offset by lower net revenue.
End-of-period loans were $125.5 billion, a decrease of $17.5 billion, or 12%, from the prior year and a decrease of $3.3 billion, or 3%, from the prior quarter. Average loans were $125.0 billion, a decrease of $21.3 billion, or 15%, from the prior year and a decrease of $7.5 billion, or 6%, from the prior quarter. The declines in both end-of-period and average loans were consistent with

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expectations. The end-of-period and average loan totals also reflected the impact of the Firm’s sale of the $3.7 billion Kohl’s portfolio on April 1, 2011.
Net revenue was $3.9 billion, a decrease of $290 million, or 7%, from the prior year. Net interest income was $2.9 billion, down by $445 million, or 13%. The decrease in net interest income was driven by lower average loan balances (including the impact of the Kohl’s portfolio sale), the impact of legislative changes and a decreased level of fees. These decreases were largely offset by lower revenue reversals associated with lower charge-offs. Noninterest revenue was $1.0 billion, an increase of $155 million, or 18%, from the prior year. The increase was driven by lower partner revenue-sharing due to the impact of the Kohl’s portfolio sale, higher net interchange income and the transfer of the Commercial Card business to CS from Treasury & Securities Services in the first quarter of 2011. Excluding the impact of the Commercial Card business, noninterest revenue increased 9%.
The provision for credit losses was $810 million, compared with $2.2 billion in the prior year and $226 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a reduction of $1.0 billion to the allowance for loan losses due to lower estimated losses. The prior-year provision included a reduction of $1.5 billion to the allowance for loan losses. The net charge-off rate1 was 5.81%, down from 10.20% in the prior year and 6.81% in the prior quarter; the 30+ day delinquency rate1 was 2.98%, down from 4.96% in the prior year and 3.55% in the prior quarter. Excluding the Washington Mutual and Commercial Card portfolios, the net charge-off rate1 was 5.28%, down from 9.02% in the prior year and 6.20% in the prior quarter; and the 30+ day delinquency rate1 was 2.73%, down from 4.48% in the prior year and 3.25% in the prior quarter.
Noninterest expense was $1.6 billion, an increase of $186 million, or 13%, from the prior year, due to higher marketing expense and the inclusion of the Commercial Card business. Excluding the impact of the Commercial Card business, noninterest expense increased 8%.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Return on equity was 28% on $13.0 billion of average allocated capital.

•	Pretax income as a percentage of average loans (ROO) was 4.80%, compared with 1.54% in the prior year and 6.73% in the prior quarter.

•	Net revenue as a percentage of average loans was 12.60%, compared with 11.56% in the prior year and 12.18% in the prior quarter. Excluding the Washington Mutual and Commercial Card portfolios, the ratio was 11.95%, compared with 10.91% in the prior year and 11.51% in the prior quarter.

•	New accounts of 2.0 million were opened. Excluding the impact of the Kohl’s portfolio sale, new accounts were up 5%.

•	Excluding the Washington Mutual and Commercial Card portfolios, sales volume was $83.1 billion, up 10% compared with the prior year and 11% compared with the prior quarter; also excluding the impact of the Kohl’s portfolio sale, sales volume was up 13% compared with the prior year and 14% compared with the prior quarter.

•	Merchant processing volume was $137.3 billion, up 17%, on 5.9 billion transactions processed.

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COMMERCIAL BANKING (CB)

Results for CB				1Q11		2Q10
($ millions)	2Q11	1Q11	2Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,627	$1,516	$1,486	$111	7%	$141	9%
Provision for Credit Losses	54	47	(235)	7	15	289	NM
Noninterest Expense	563	563	542	—	—	21	4
Net Income	$607	$546	$693	$61	11%	($86)	(12)%
Discussion of Results:
Net income was $607 million, a decrease of $86 million, or 12%, from the prior year. The decrease was driven by an increase in the provision for credit losses, partially offset by higher net revenue.
Net revenue was a record $1.6 billion, up by $141 million, or 9%, from the prior year. Net interest income was $1.0 billion, up by $89 million, or 9%, driven by growth in liability balances, wider loan spreads and higher loan balances, partially offset by spread compression on liability products. Noninterest revenue was $598 million, up $52 million, or 10%, compared with the prior year, driven by higher investment banking revenue.
Revenue from Middle Market Banking was $789 million, an increase of $22 million, or 3%, from the prior year. Revenue from Commercial Term Lending was $286 million, an increase of $49 million, or 21%. Revenue from Corporate Client Banking was $339 million, an increase of $54 million, or 19%. Revenue from Real Estate Banking was $109 million, a decrease of $16 million, or 13%.
The provision for credit losses was $54 million, compared with a benefit of $235 million in the prior year. Net charge-offs were $40 million (0.16% net charge-off rate) and were largely related to commercial real estate; this compared with net charge-offs of $176 million (0.74% net charge-off rate) in the prior year and $31 million (0.13% net charge-off rate) in the prior quarter. The allowance for loan losses to end-of-period loans retained was 2.56%, down from 2.82% in the prior year and 2.59% in the prior quarter. Nonaccrual loans were $1.6 billion, down by $1.4 billion, or 47%, from the prior year, primarily reflecting commercial real estate repayments and loan sales; and down $321 million, or 16%, from the prior quarter.
Noninterest expense was $563 million, an increase of $21 million, or 4%, from the prior year, primarily reflecting higher headcount-related2 expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Overhead ratio was 35%, down from 36%.

•	Record gross investment banking revenue (which is shared with the Investment Bank) was $442 million, up by $109 million, or 33%.

•	Average loan balances were $101.9 billion, up by $6.0 billion, or 6%, from the prior year and $2.3 billion, or 2%, from the prior quarter.

•	End-of-period loan balances were $102.7 billion, up by $7.1 billion, or 7%, from the prior year and $2.5 billion, or 3%, from the prior quarter.

•	Average liability balances were $162.8 billion, up by $26.0 billion, or 19%, from the prior year and $6.6 billion, or 4%, from the prior quarter.

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TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				1Q11		2Q10
($ millions)	2Q11	1Q11	2Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,932	$1,840	$1,881	$92	5%	$51	3%
Provision for Credit Losses	(2)	4	(16)	(6)	NM	14	88
Noninterest Expense	1,453	1,377	1,399	76	6	54	4
Net Income	$333	$316	$292	$17	5%	$41	14%
Discussion of Results:
Net income was $333 million, an increase of $41 million, or 14%, from the prior year. Compared with the prior quarter, net income increased by $17 million, or 5%, reflecting seasonal activity in securities lending and depositary receipts.
Net revenue was $1.9 billion, an increase of $51 million, or 3%, from the prior year. Excluding the impact of the Commercial Card business, net revenue was up 6%. Worldwide Securities Services net revenue was $1.0 billion, an increase of $47 million, or 5%. The increase was driven by higher market levels, higher net interest income and net inflows of assets under custody. Treasury Services net revenue was $930 million, relatively flat compared with the prior year, as higher trade loan volumes and higher deposit balances were largely offset by the transfer of Commercial Card business to Card Services in the first quarter of 2011 and lower spreads on deposits. Excluding the impact of the Commercial Card business, TS net revenue increased 7%.
TSS generated firmwide net revenue2 of $2.6 billion, including $1.6 billion by Treasury Services; of that amount, $930 million was recorded in Treasury Services, $556 million in Commercial Banking and $65 million in other lines of business. The remaining $1.0 billion of firmwide net revenue was recorded in Worldwide Securities Services.
Noninterest expense was $1.5 billion, an increase of $54 million, or 4%, from the prior year. The increase was mainly driven by continued investment in new product platforms, primarily related to international expansion, partially offset by the transfer of the Commercial Card business to Card Services. Excluding the impact of the Commercial Card business, TSS noninterest expense increased 9%.
Results for the quarter included a $32 million pre-tax benefit related to the allocation between the IB and TSS associated with credit extended to Global Corporate Bank (GCB) clients. The IB manages core credit exposures related to the GCB on behalf of IB and TSS. Effective January 1, 2011, IB and TSS share the economics related to the Firm’s GCB clients. Included within this allocation are net revenues and provision for credit losses as well as expenses.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[2] was 27%, compared with 25% in the prior year and 26% in the prior quarter.

•	Return on equity was 19% on $7.0 billion of average allocated capital.

•	Average liability balances were $302.9 billion, up 23%.

•	Assets under custody were a record $16.9 trillion, up 14%.

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ASSET MANAGEMENT (AM)

Results for AM				1Q11		2Q10
($ millions)	2Q11	1Q11	2Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,537	$2,406	$2,068	$131	5%	$469	23%
Provision for Credit Losses	12	5	5	7	140	7	140
Noninterest Expense	1,794	1,660	1,405	134	8	389	28
Net Income	$439	$466	$391	$(27)	(6)%	$48	12%
Discussion of Results:
Net income was $439 million, an increase of $48 million, or 12%, from the prior year. These results reflected higher net revenue, predominantly offset by higher noninterest expense.
Net revenue was $2.5 billion, an increase of $469 million, or 23%, from the prior year. Noninterest revenue was $2.1 billion, up by $440 million, or 26%, due to the effect of higher market levels, net inflows to products with higher margins, higher valuations of seed capital investments and higher performance fees. Net interest income was $398 million, up by $29 million, or 8%, due to higher deposit and loan balances, partially offset by narrower deposit spreads.
Revenue from Private Banking was $1.3 billion, up 12% from the prior year. Revenue from Institutional was $704 million, up 55%. Revenue from Retail was $544 million, up 18%.
Assets under supervision were $1.9 trillion, an increase of $284 billion, or 17%, from the prior year. Assets under management were $1.3 trillion, an increase of $181 billion, or 16%. Both increases were due to the effect of higher market levels and net inflows to long-term products, partially offset by net outflows from liquidity products. Custody, brokerage, administration and deposit balances were $582 billion, up by $103 billion, or 22%, due to the effect of higher market levels and custody and brokerage inflows.
The provision for credit losses was $12 million, compared with $5 million in the prior year.
Noninterest expense was $1.8 billion, an increase of $389 million, or 28%, from the prior year, largely resulting from an increase in headcount and higher performance-based compensation.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Pretax margin[2] was 29%, down from 32%.

•	Assets under management reflected net inflows of $3 billion for the quarter; net inflows were $57 billion for the 12 months ended June 30, 2011. For the quarter, net inflows of $19 billion to long-term products were predominantly offset by net outflows of $16 billion from liquidity products.

•	Assets under management ranked in the top two quartiles for investment performance were 76% over 5 years, 71% over 3 years and 56% over 1 year.

•	Customer assets in 4 and 5 Star-rated funds were 50% of all rated mutual fund assets.

•	Average loans were $48.8 billion, up 31% from the prior year and 9% from the prior quarter.

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•	End-of-period loans were $51.7 billion, up 34% from the prior year and 11% from the prior quarter.

•	Average deposits were $97.5 billion, up 13% from the prior year and 2% from the prior quarter.
CORPORATE/PRIVATE EQUITY

Results for
Corporate/Private Equity				1Q11		2Q10
($ millions)	2Q11	1Q11	2Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,065	$1,512	$1,850	$553	37%	$215	12%
Provision for Credit Losses	(9)	(10)	(2)	1	10	(7)	(350)
Noninterest Expense	1,441	562	1,046	879	156	395	38
Net Income	$502	$722	$653	($220)	(30)%	($151)	(23)%
Discussion of Results:
Net income was $502 million, compared with net income of $653 million in the prior year.
Private Equity net income was $444 million, compared with $11 million in the prior year. Net revenue was $796 million, an increase of $748 million, driven by gains on sales and net increases in investment valuations. Noninterest expense was $102 million, an increase of $70 million from the prior year.
Corporate reported net income of $58 million, compared with $642 million in the prior year. Net revenue was $1.3 billion, including $837 million of securities gains. Noninterest expense included $1.3 billion of additional litigation reserves, predominantly for mortgage-related matters. Noninterest expense in the prior year included $694 million of additional litigation reserves.
JPMORGAN CHASE (JPM)(*)

Results for JPM				1Q11		2Q10
($ millions)	2Q11	1Q11	2Q10	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$27,410	$25,791	$25,613	$1,619	6%	$1,797	7%
Provision for Credit Losses	1,810	1,169	3,363	641	55	(1,553)	(46)
Noninterest Expense	16,842	15,995	14,631	847	5	2,211	15
Net Income	$5,431	$5,555	$4,795	($124)	(2)%	$636	13%

(*)	Presented on a managed basis. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $26,779 million, $25,221 million, and $25,101 million for the second quarter of 2011, first quarter of 2011, and second quarter of 2010, respectively.
Discussion of Results:
Net income was $5.4 billion, up by $636 million, or 13%, from the prior year. The increase in earnings was driven by higher net revenue and a significantly lower provision for credit losses, largely offset by higher noninterest expense.
Net revenue was $27.4 billion, an increase of $1.8 billion, or 7%, from the prior year. Noninterest revenue was $15.5 billion, up by $2.6 billion, or 20%, from the prior year; the increase was driven by higher levels of principal transactions revenue, investment banking fees and asset management, administration and commissions revenue. Lower securities gains in Corporate partially offset the

J.P. Morgan Chase & Co.
News Release
increased revenue. Net interest income was $12.0 billion, down by $826 million, or 6%, driven predominantly by lower loan balances.
The provision for credit losses was $1.8 billion, down by $1.6 billion, or 46%, from the prior year. The total consumer provision for credit losses was $1.9 billion, compared with $3.9 billion in the prior year. The decrease in the provision reflected improved delinquency trends across most consumer portfolios. Consumer net charge-offs1 were $3.0 billion, compared with $5.5 billion in the prior year, resulting in net charge-off rates of 3.25% and 5.34%, respectively. The wholesale provision for credit losses was a benefit of $117 million, compared with a benefit of $572 million in the prior year, reflecting continued improvement in the credit environment. The current-quarter benefit reflected a reduction in the allowance for loan losses, primarily due to net repayments. Wholesale net charge-offs were $80 million in the current quarter, compared with $231 million in the prior year, resulting in net charge-off rates of 0.14% and 0.44%, respectively. The Firm’s allowance for loan losses to end-of-period loans retained1 was 3.83%, compared with 5.34% in the prior year. The Firm’s nonperforming assets totaled $13.2 billion at June 30, 2011, down from the prior-year level of $18.2 billion and from the prior-quarter level of $15.0 billion.
Noninterest expense was $16.8 billion, up 15% from the prior year, driven by higher noncompensation expense.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)
•	Basel I Tier 1 Common ratio[1] was 10.1% at June 30, 2011, compared with 10.0% at March 31, 2011, and 9.6% at June 30, 2010.

•	Headcount was 250,095, an increase of 17,156, or 7%.

J.P. Morgan Chase & Co.
News Release
1.	Notes on non-GAAP financial measures:

a. In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully tax equivalent (“FTE”) basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

b. The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the purchased credit-impaired portfolio totaled $4.9 billion, $4.9 billion and $2.8 billion at June 30, 2011, March 31, 2011, and June 30, 2010, respectively.

c. The Basel I Tier 1 common ratio is Tier 1 common divided by risk-weighted assets. Tier 1 common is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries and trust preferred capital debt securities. Tier 1 common, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. The Firm uses Tier 1 common along with other capital measures to assess and monitor its capital position. On December 16, 2010, the Basel Committee issued the final version of the Basel Capital Accord, commonly referred to as “Basel III”. The Firm’s estimate of its Tier 1 common ratio under Basel III is a non-GAAP financial measure and reflects the Firm’s current understanding of the Basel III rules and the application of such rules to its businesses as currently conducted. The Firm’s estimates of its Basel III Tier 1 common ratio will evolve over time as the Firm’s businesses change, and as a result of further rule-making on Basel III implementation from U.S. federal banking agencies. Management considers this estimate as a key measure to assess the Firm’s capital position in conjunction with its capital ratios under Basel I requirements, in order to enable management, investors and analysts to compare the Firm’s capital under the Basel III capital standards with similar estimates provided by other financial services companies.

d. In Card Services, supplemental information is provided for Chase, excluding the Washington Mutual and Commercial Card portfolios, to provide more meaningful measures that enable comparability with prior periods. The net charge-off rate and 30+ delinquency rate presented include loans held-for-sale.

2.	Additional notes on financial measures:

a. Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b. Treasury & Securities Services firmwide metrics include certain TSS product revenue and liability balances reported in other lines of business related to customers who are also customers of those other lines of business. In order to capture the firmwide impact of TSS products and revenue, management reviews firmwide metrics such as liability balances, revenue and overhead ratios in assessing financial performance for TSS. Firmwide metrics are necessary, in management’s view, in order to understand the aggregate TSS business.

c. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.2 trillion and operations in more than 60 countries. The Firm is a leader in investment banking, financial services for consumers, small-business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 9:00 a.m. (Eastern Time) to review second-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada, or (706) 634-7246 for international participants. The live audio webcast and presentation slides will be available at the Firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on Thursday, July 14th, through midnight, Thursday, July 28th, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international); use Conference ID #69238961. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which have been filed with the U.S. Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share and ratio data )

	QUARTERLY TRENDS						YEAR-TO-DATE
					2Q11 Change				2011 Change
	2Q11		1Q11	2Q10	1Q11	2Q10	2011	2010	2010
SELECTED INCOME STATEMENT DATA
Reported Basis
Total net revenue	$26,779		$25,221	$25,101	6%	7%	$52,000	$52,772	(1)%
Total noninterest expense	16,842		15,995	14,631	5	15	32,837	30,755	7
Pre-provision profit	9,937		9,226	10,470	8	(5)	19,163	22,017	(13)
Provision for credit losses	1,810		1,169	3,363	55	(46)	2,979	10,373	(71)
NET INCOME	5,431		5,555	4,795	(2)	13	10,986	8,121	35

Managed Basis (a)
Total net revenue	27,410		25,791	25,613	6	7	53,201	53,785	(1)
Total noninterest expense	16,842		15,995	14,631	5	15	32,837	30,755	7
Pre-provision profit	10,568		9,796	10,982	8	(4)	20,364	23,030	(12)
Provision for credit losses	1,810		1,169	3,363	55	(46)	2,979	10,373	(71)
NET INCOME	5,431		5,555	4,795	(2)	13	10,986	8,121	35

PER COMMON SHARE DATA
Basic earnings	1.28		1.29	1.10	(1)	16	2.57	1.84	40
Diluted earnings	1.27		1.28	1.09	(1)	17	2.55	1.83	39
Cash dividends declared	0.25		0.25 (g)	0.05	—	400	0.50	0.10	400
Book value	44.77		43.34	40.99	3	9	44.77	40.99	9

Closing share price (b)	40.94		46.10	36.61	(11)	12	40.94	36.61	12
Market capitalization	160,083		183,783	145,554	(13)	10	160,083	145,554	10

COMMON SHARES OUTSTANDING
Average: Basic	3,958.4		3,981.6	3,983.5	(1)	(1)	3,970.0	3,977.0	—
Diluted	3,983.2		4,014.1	4,005.6	(1)	(1)	3,998.6	4,000.2	—
Common shares at period-end	3,910.2		3,986.6	3,975.8	(2)	(2)	3,910.2	3,975.8	(2)

FINANCIAL RATIOS (c)
Return on common equity (“ROE”)	12%		13%	12%			13%	10%
Return on tangible common equity (“ROTCE”) (d)	17		18	17			18	15
Return on assets (“ROA”)	0.99		1.07	0.94			1.03	0.80

CAPITAL RATIOS
Tier 1 capital ratio	12.4	(f)	12.3	12.1
Total capital ratio	15.7	(f)	15.6	15.8
Tier 1 common capital ratio (e)	10.1	(f)	10.0	9.6

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,246,764		$2,198,161	$2,014,019	2	12	$2,246,764	$2,014,019	12
Wholesale loans	248,823		236,007	216,826	5	15	248,823	216,826	15
Consumer, excluding credit card loans	315,390		321,186	339,663	(2)	(7)	315,390	339,663	(7)
Credit card loans	125,523		128,803	142,994	(3)	(12)	125,523	142,994	(12)
Deposits	1,048,685		995,829	887,805	5	18	1,048,685	887,805	18
Common stockholders’ equity	175,079		172,798	162,968	1	7	175,079	162,968	7
Total stockholders’ equity	182,879		180,598	171,120	1	7	182,879	171,120	7

Deposits-to-loans ratio	152%		145%	127%			152%	127%

Headcount	250,095		242,929	232,939	3	7	250,095	232,939	7

LINE OF BUSINESS NET INCOME/(LOSS)
Investment Bank	$2,057		$2,370	$1,381	(13)	49	$4,427	$3,852	15
Retail Financial Services	582		(208)	1,042	NM	(44)	374	911	(59)
Card Services	911		1,343	343	(32)	166	2,254	40	NM
Commercial Banking	607		546	693	11	(12)	1,153	1,083	6
Treasury & Securities Services	333		316	292	5	14	649	571	14
Asset Management	439		466	391	(6)	12	905	783	16
Corporate/Private Equity	502		722	653	(30)	(23)	1,224	881	39

NET INCOME	$5,431		$5,555	$4,795	(2)	13	$10,986	$8,121	35

(a)	For further discussion of managed basis, see Note a. on page 13.

(b)	Share prices shown for JPMorgan Chase’s common stock are from the New York Stock Exchange. JPMorgan Chase’s common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(c)	Ratios are based upon annualized amounts.

(d)	ROTCE, a non-GAAP financial ratio, measures the Firm’s earnings as a percentage of tangible common equity. In management’s view, this measure is meaningful to the Firm, as well as analysts and investors in assessing the Firm’s use of equity, and in facilitating comparisons with competitors. For further discussion, see page 43 of the Earnings Release Financial Supplement.

(e)	Tier 1 common capital ratio is Tier 1 common capital divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of Tier 1 common capital ratio, see page 43 of the Earnings Release Financial Supplement.

(f)	Estimated.

(g)	On March 18, 2011, the Board of Directors increased the Firm’s quarterly common stock dividend from $0.05 to $0.25 per share.